Exhibit 99.1

June 15, 2012

The Board of Directors of JAKKS Pacific, Inc.
22619 Pacific Coast Highway
Malibu, CA  90265

Attention: Stephen G. Berman and Murray L. Skala

Dear Messrs. Berman and Skala:

We have been negotiating a confidentiality and standstill agreement with you for the past several weeks and are unwilling to accept the terms that you have insisted be included in such an agreement.   Accordingly, we are terminating our discussions of that agreement with you.  If in the future you wish to have discussions regarding an agreement containing terms that would be acceptable to us or a Company sale process, please feel free to contact us. We continue to believe that, with a reasonable level of cooperation, we can offer the Company’s shareholders a compelling alternative.

Sincerely,

B. James Ford
Managing Director
Portfolio Manager, Global Principal Group

Matthew Wilson
Managing Director